Exhibit 99.1

NEWS RELEASE

Contacts:	Volcom, Inc.	PondelWilkinson Inc.
	Doug Collier, CFO	Rob Whetstone (310) 279-5963; rwhetstone@pondel.com
	(949) 646-2175	Evan Pondel (310) 279-5973; epondel@pondel.com

VOLCOM REPORTS FINANCIAL RESULTS FOR

2009 FOURTH QUARTER AND FULL YEAR

SELECT HIGHLIGHTS

•	Fourth Quarter Consolidated Revenues of $64.2 Million; Net Income of $3.4 Million, Equal to $0.14 Per Diluted Share

•	Full-Year Consolidated Revenues of $280.6 Million; Net Income of $21.7 Million, Equal to $0.89 Per Diluted Share

•	2009 Cash Flow from Operations Reaches Record $36.2 Million

•	Balance Sheet with $111.2 Million in Cash and Short-Term Investments; No Long-term debt

COSTA MESA, CA – February 25, 2010 – Volcom, Inc. (NASDAQ: VLCM) today announced financial results for the fourth quarter and full year ended December 31, 2009.

For the 2009 fourth quarter, total consolidated revenues were $64.2 million, compared with $69.6 million in the fourth quarter of 2008. Total revenues in the company’s U.S. segment, which includes revenues from the U.S., Canada, Japan and most other international territories outside of Europe, as well as the company’s branded retail stores, were $46.0 million, compared with $54.9 million in the prior-year period. Total revenues in the company’s Europe segment were $12.9 million, compared with $10.9 million in the same period in 2008. Total revenues in the company’s Electric segment were $5.3 million, compared with $3.8 million in 2008.

“I am very proud of the entire Volcom team’s focus, dedication and strategic agility this past year as we navigated through one of the most challenging economic periods in history,” said Richard Woolcott, Volcom’s chairman and chief executive officer. “We rose to the challenge, remained healthy and profitable and planted the seeds that I believe will position the company for growth and success in the years to come.”

Consolidated gross profit for the 2009 fourth quarter was $31.6 million, equal to 49.2% of total revenues, compared with $30.9 million, equal to 44.4% of total revenues, in the fourth quarter of 2008.

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Volcom 2009 Fourth Quarter Financial Results

Selling, general and administrative expenses on a consolidated basis were $28.1 million in the 2009 fourth quarter versus $26.5 million in the comparable period in 2008.

On a GAAP basis, net income for the 2009 fourth quarter was $3.4 million, equal to $0.14 per diluted share. This compares with net loss for the fourth quarter of 2008 of $8.7 million, or $0.36 per share, which included a pre-tax, non-cash impairment charge on goodwill and intangible assets of $16.2 million, or approximately $0.46 per share, as well as a foreign exchange loss of $1.4 million, or approximately $0.04 per share, related to the strengthened U.S. dollar against the company’s Canadian dollar denominated receivables. Excluding these two items, adjusted net income for the 2008 fourth quarter was $3.3 million, or $0.14 per diluted share.

The company believes that including adjusted net income and adjusted net income per diluted share for the 2008 fourth quarter provides a useful and relevant measure for comparative year-over-year operating performance. Refer to the attached reconciliation table for details regarding the basis for the adjusted net income per diluted share calculation.

At December 31, 2009 the company had cash, cash equivalents and short-term investments totaling $111.2 million, and no long-term debt. Cash flow from operations for the full year was approximately $36.2 million. Total stockholder’s equity was $219.0 million at year-end.

2010 First Quarter Financial Outlook

In casting its financial outlook, Volcom noted it expects increased revenue growth as the year progresses, primarily reflecting the company’s forecast of a generally strengthening global economy throughout 2010. For the 2010 first quarter, the company currently expects total consolidated revenues of approximately $71 million to $74 million and fully diluted earnings per share in the range of $0.16 to $0.19.

Conference Call Information

The company will host a conference call today at approximately 4:30 p.m. ET to discuss its financial results and outlook in further detail. The conference call will be available to interested parties through a live audio Internet broadcast at www.volcom.com. A telephone playback of the conference call also will be available through 11:59 p.m. ET, Thursday, March 4. Listeners should call (800) 642-1687 (domestic) or (706) 645-9291 (international) and use reservation number 53413719.

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Volcom 2009 Fourth Quarter Financial Results

About Volcom, Inc.

Volcom is an innovative designer, marketer and distributor of premium quality young mens and womens clothing, accessories and related products. The Volcom brand, symbolized by The Stone , is athlete-driven, creative and forward thinking. Volcom has consistently followed its motto of “youth against establishment,” and the brand is inspired by the energy of youth culture. Volcom branded products are sold throughout the United States and internationally. Volcom’s news announcements and SEC filings are available through the company’s website at www.volcom.com.

Safe Harbor Statement

Certain statements in this press release and oral statements made from time to time by representatives of the company are forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, including statements in connection with or related to any discussion of or reference to Volcom’s future operations, opportunities or financial performance. In particular, statements regarding the company’s guidance and future financial performance contained under the section entitled 2010 First Quarter Financial Outlook and Mr. Woolcott’s comments regarding positioning “the company for future growth and success” are forward-looking statements. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Volcom’s actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, including, without limitation, further softening of the retail environment, sales of our products by key retailers, including Pacific Sunwear and Zumiez, changes in fashion trends and consumer preferences, general economic conditions, the impact of sourcing costs, and additional factors which are detailed in our filings with the Securities and Exchange Commission, including the Risk Factors contained in the company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) and the subsequently filed Quarterly Reports on Form 10-Q, all of which are available at www.sec.gov. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Volcom is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

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VOLCOM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Revenues:
Product revenues	$63,495	$69,082	$278,598	$332,110
Licensing revenues	693	543	2,041	2,194

Total revenues	64,188	69,625	280,639	334,304
Cost of goods sold	32,612	38,682	139,844	171,208

Gross profit	31,576	30,943	140,795	163,096
Operating expenses:
Selling, general and administrative expenses	28,137	26,478	110,847	112,464
Asset impairments	—	16,230	—	16,230

Total operating expenses	28,137	42,708	110,847	128,694

Operating income (loss)	3,439	(11,765)	29,948	34,402
Other income (loss):
Interest income, net	129	15	358	901
Foreign currency gain (loss)	543	(1,760)	1,534	(1,807)

Total other income (loss)	672	(1,745)	1,892	(906)

Income (loss) before provision for income taxes	4,111	(13,510)	31,840	33,496
Provision (benefit) for income taxes	714	(4,761)	10,096	11,787

Net income (loss)	$3,397	$(8,749)	$21,744	$21,709

Net income (loss) per share:
Basic	$0.14	$(0.36)	$0.89	$0.89
Diluted	$0.14	$(0.36)	$0.89	$0.89
Weighted average shares outstanding:
Basic	24,356,362	24,347,362	24,352,146	24,337,923
Diluted	24,369,761	24,347,362	24,363,544	24,357,652

VOLCOM, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	December 31, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$76,180	$79,613
Short-term investments	35,000	—
Accounts receivable — net of allowances	53,792	60,914
Inventories	33,250	27,086
Prepaid expenses and other current assets	4,353	2,596
Income taxes receivable	725	3,309
Deferred income taxes	7,700	4,947

Total current assets	211,000	178,465

Property and equipment — net	26,348	26,716
Investments in unconsolidated investees	330	330
Deferred income taxes	3,545	4,028
Intangible assets — net	9,784	10,578
Goodwill	1,291	665
Other assets	735	841

Total assets	$253,033	$221,623

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$22,788	$15,291
Accrued expenses and other current liabilities	10,872	12,027
Current portion of capital lease obligations	50	71

Total current liabilities	33,710	27,389

Long-term capital lease obligations	—	23
Other long-term liabilities	288	414
Income taxes payable – non-current	68	94
Stockholders’ equity:
Common stock	24	24
Additional paid-in capital	92,192	90,456
Retained earnings	123,679	101,935
Accumulated other comprehensive income	3,072	1,288

Total stockholders’ equity	218,967	193,703

Total liabilities and stockholders’ equity	$253,033	$221,623

VOLCOM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Year Ended December 31,
	2009	2008
Cash flows from operating activities:
Net income	$21,744	$21,709
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,360	7,315
Provision for doubtful accounts	2,490	2,332
Excess tax benefits related to exercise of stock options	—	(34)
Loss on disposal of property and equipment	77	1
Asset impairment	134	16,230
Stock-based compensation	1,795	985
Deferred income taxes	(2,277)	(6,349)
Changes in operating assets and liabilities, net of effects of acquisition:
Accounts receivable	5,241	(3,114)
Inventories	(5,838)	(1,844)
Prepaid expenses and other current assets	(1,759)	(499)
Income taxes receivable/payable	2,485	(3,021)
Other assets	103	(306)
Accounts payable	7,126	(8,096)
Accrued expenses	(1,342)	(425)
Other long-term liabilities	(130)	(212)

Net cash provided by operating activities	36,209	24,672

Cash flows from investing activities:
Purchase of property and equipment	(4,798)	(5,915)
Business acquisitions, net of cash acquired	(890)	(32,138)
Purchase of intangible assets	—	(589)
Purchase of short-term investments	(74,932)	(278)
Sale of short-term investments	39,932	278
Purchase of additional shares in cost method investee	—	(32)
Proceeds from sale of property and equipment	18	15

Net cash used in investing activities	(40,670)	(38,659)

Cash flows from financing activities:
Principal payments capital lease obligations	(83)	(127)
Proceeds from government grants	—	455
Proceeds from exercise of stock options	—	273
Excess tax benefits related to exercise of stock options	—	34

Net cash (used in) provided by financing activities	(83)	635

Effect of exchange rate changes on cash	1,111	3

Net decrease in cash and cash equivalents	(3,433)	(13,349)
Cash and cash equivalents — Beginning of period	79,613	92,962

Cash and cash equivalents — End of period	$76,180	$79,613

VOLCOM, INC. AND SUBSIDIARIES

OPERATING SEGMENT INFORMATION (UNAUDITED)

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Total revenues:
United States	$46,017	$54,912	$188,856	$237,109
Europe	12,872	10,922	70,686	73,005
Electric	5,299	3,791	21,097	24,190

Consolidated	$64,188	$69,625	$280,639	$334,304

Gross profit:
United States	$22,482	$23,737	$92,356	$109,028
Europe	6,309	5,355	36,766	40,582
Electric	2,785	1,851	11,673	13,486

Consolidated	$31,576	$30,943	$140,795	$163,096

Operating income (loss):
United States	$4,030	$4,758	$17,831	$33,019
Europe	223	240	13,529	17,470
Electric	(814)	(16,763)	(1,412)	(16,087)

Consolidated	$3,439	$(11,765)	$29,948	$34,402

VOLCOM, INC. AND SUBSIDIARIES

GAAP TO NON-GAAP RECONCILIATION (UNAUDITED)

(in thousands, except share and per share data)

	Three Months Ended December 31, 2008	Year Ended December 31, 2008
(Loss) income before provision for income taxes	$(13,510)	$33,496
Asset impairments	16,230	16,230
Foreign currency loss on Canadian receivables	1,387	1,503

Adjusted income before provision for income taxes	4,107	51,229
Adjusted provision for income taxes	791	17,339

Adjusted net income	$3,316	$33,890

Adjusted net income per share:
Basic	$0.14	$1.39
Diluted	$0.14	$1.39
Weighted average shares outstanding:
Basic	24,347,362	24,337,923
Diluted	24,354,217	24,357,652

	Three Months Ended December 31, 2008	Year Ended December 31, 2008
(Loss) income before provision for income taxes	$(13,510)	$33,496
Asset impairments	16,230	16,230

Adjusted income before provision for income taxes	2,720	49,726
Adjusted provision for income taxes	207	16,754

Adjusted net income	$2,513	$32,972

Adjusted net income per share:
Basic	$0.10	$1.35
Diluted	$0.10	$1.35
Weighted average shares outstanding:
Basic	24,347,362	24,337,923
Diluted	24,354,217	24,357,652

This press release contains non-GAAP financial measures, as defined in Regulation G promulgated by the Securities and Exchange Commission, with respect to the three and twelve month periods ended December 31, 2008. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows (or equivalent statements) of the company or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Pursuant to the requirements of Regulation G, Volcom has provided reconciliations herein of the non-GAAP financial measures to the most directly comparable GAAP financial measures. Specifically, the non-GAAP financial measures disclosed in this press release are “adjusted consolidated net income” and “adjusted consolidated net income per diluted share.” Volcom believes its presentation of historical non-GAAP financial measures provides useful supplementary information to investors regarding its operational performance because it enhances an investor’s overall understanding of the financial performance and prospects for the future of Volcom’s core business activities by providing a basis for the comparison of results of core business activities between current and past periods. The presentation of historical non-GAAP financial measures is not meant to be considered in isolation from or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.